Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made this 30th day of July, 2026 by and among Lesaka Technologies, Inc., a Florida corporation ("Company") and Ali Mazanderani ("Mazanderani").  Each of the Company and Mazanderani is a "Party" and, collectively, they are the "Parties."

WHEREAS, the Company and Mazanderani are parties to that certain Employment Agreement, dated as of December 4, 2023 (the "Original Agreement"), pursuant to which Mazanderani has served as the Company's Executive Chairman since February 1, 2024;

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the Parties agree as follows:

1. Employment.

Mazanderani has been employed as the Company's Executive Chairman and Mazanderani hereby agrees to continue such employment and agrees to continue to serve as the Company's Executive Chairman, all in accordance with the terms and conditions of this Agreement.  The period of Mazanderani's employment under this Agreement commenced on February 1, 2024 ("Commencement Date") and shall terminate on June 30, 2029 (unless terminated earlier in accordance with this Agreement) (such period of employment, the "Employment Period").

It is noted and recorded that it has since been agreed that Mazanderani will accept certain duties, responsibilities, functions and authority in respect of the business conducted by each of the consumer, merchant and enterprise divisions of the Group. It has thus been determined appropriate for an employment contract to be concluded between Mazanderani and Lesaka Technologies Proprietary Limited ("Lesaka SA"), which is a wholly-owned subsidiary of the Company and the South African holding company for the business conducted by the consumer, merchant and enterprise divisions.

The Parties acknowledge that Mazanderani's commitment in terms of the contract with Lesaka SA and this Agreement, in aggregate, shall only be for fifty percent (50%) of full-time equivalence, as reasonably determined by the Company's Board of Directors (the "Board"), during the Employment Period.  The allocation of time between duties owed to Lesaka SA and duties owed to the Company will be determined by agreement between Mazanderani, Lesaka SA and the Company.

It is the Company's understanding that there is not any other agreement with a prior employer that would restrict Mazanderani in continuing to perform the duties of Mazanderani's position with the Company and Mazanderani represents that such is the case.

In this Agreement, the Company and its subsidiaries are collectively referred to as the "Group."

2. Position and Responsibilities.

During the Employment Period, Mazanderani shall report to the Board and shall have the duties, responsibilities, functions and authority of Executive Chairman, including determining strategy, liaising with the Company's shareholders and other stakeholders and directing merger and acquisition activities and any other activities that are customary to the position of Executive Chairman.  Mazanderani shall continue to serve as a member of the Board and board of directors (or similar governing body) of any other member of the Group as may be requested by the Board.

3. Location.

The Parties agree that Mazanderani may work from his home office but may be required to make such business trips to visit the Company's offices as may be considered by the Board to be necessary to perform his duties and responsibilities.

4. Compensation.

The Company shall pay to Mazanderani a base salary at the rate of U.S. $600,000 per year (the "Base Salary"), less applicable tax withholding, payable in monthly instalments.  Mazanderani shall not be eligible to participate in any bonus program maintained by the Company. Mazanderani shall not accrue paid time-off while providing services hereunder. As a part-time employee Mazanderani will only be eligible to participate in such Company benefit plans as the Company makes available to part-time employees, or as otherwise required by law. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Stock Incentive Plan Participation.

Mazanderani shall be eligible to participate in the Company's Amended and Restated 2022 Stock Incentive Plan (the "2022 Plan") or such other equity incentive plan(s) as may be implemented by the Board from time to time as determined and administered in the sole discretion of the Remuneration Committee of the Board.

6. Board Compensation.

Mazanderani acknowledges that for so long as he is employed as Executive Chairman (or in any other employment position with the Company), Mazanderani will not receive any cash or equity compensation as a non-employee member of the Board but shall continue to vest in any outstanding equity awards granted to him as a non-employee director during periods of services under this Agreement.  Should Mazanderani cease to serve as Executive Chairman (or any other employment position with the Company), but remain a non-employee member of the Board, he will be entitled to receive the annual cash and equity compensation payable to non-employee directors generally.

7. Expenses; Reimbursement.

The Company will, in accordance with applicable Company policies and guidelines approved by the Board, reimburse Mazanderani for all reasonable and necessary expenses incurred by Mazanderani in connection with Mazanderani's performance of services on behalf of the Company.  For avoidance of doubt, Mazanderani will be responsible for all costs associated with work Mazanderani will do from his home office, including without limitation, costs of telephone, electricity, acquisition of office equipment, furniture, and internet access.

8. Compliance with Company Policies.

Mazanderani shall comply with all written Company policies, standards, rules and regulations (a "Company Policy" or collectively, the "Company Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect.  Mazanderani acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

9. Restrictive Covenants Agreement.

On December 4, 2023, Mazanderani executed a restrictive covenants agreement, in the form of Exhibit A attached hereto and made a part hereof (the "Restrictive Covenants Agreement").  The Restrictive Covenants Agreement remains in full force and effect in accordance with its terms.

10. Termination.

This Agreement may be terminated by the Company immediately at any time and without any payment in lieu of notice if, at any time, Mazanderani is guilty of misconduct or commits a breach of a material obligation under this Agreement or is guilty of any act which at common law would entitle the Company summarily to terminate this Agreement.  Mazanderani's employment may also be terminated for operational requirements or for any other reason recognized in law.  Except in the event of a summary dismissal, or by agreement, either Party may terminate this Agreement by giving the other 90 calendar days' prior written notice of termination.  Upon termination of employment under this Agreement, Mazanderani shall resign or be removed from all positions with the Group, and Mazanderani shall execute such documents as are necessary or desirable to effectuate such resignation or removal on written request by the Company.

11. Entire Agreement.

This Agreement and the Restrictive Covenants Agreement represent the entire agreement between the Parties concerning the subject matter herein and expressly supersede the Original Agreement and any other prior agreements that Mazanderani may have entered into regarding Mazanderani's employment as Executive Chairman of the Company.

12. Modification and Waiver.

This is the full and complete agreement between Mazanderani and the Company.  This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the Parties.  No written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Notices.

Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; or (b) when sent by email, in each case to either Party at the mailing address or email address set forth below, or, with respect to either Party set forth below, at such other address or email address specified in writing by such Party to the other Party hereto in accordance with this Section 13:

If to the Company:

Lesaka Technologies, Inc.

7 Parks Boulevard, Oxford Parks, Dunkeld, Johannesburg, South Africa, 2196

Attn: Dan Smith and Lesaka Human Capital Department

Email: xxx and xxx

If to Mazanderani:

Ali Mazanderani

xxx

Email: xxx

14. Tax Treatment.

Mazanderani is encouraged to obtain his own tax advice regarding the compensation and benefits provided under this Agreement.  Mazanderani agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Mazanderani's tax liabilities, and Mazanderani will not make any claim against the Company or Board related to tax liabilities arising from the compensation or benefits provided by the Company or its affiliates to Mazanderani.

15. Withholding.

All forms of compensation and benefits referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

16. Parachute Payments.

In the event that any benefits provided for in this Agreement or otherwise payable to Mazanderani by the Company or its affiliates (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then compensation or benefits under this Agreement that are contingent upon a change in control shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such compensation and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Mazanderani on an after-tax basis of the greatest amount of compensation and benefits from the Company and its affiliates, notwithstanding that all or some portion of such compensation and benefits may be taxable under Section 4999 of the Code.

17. Section 409A.

To the extent (i) any payments to which Mazanderani becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with his termination of service as Executive Chairman with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Mazanderani is deemed at the time of such termination of service as Executive Chairman to be a "specified employee" under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of Mazanderani's "separation from service" (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Mazanderani's death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Mazanderani, including (without limitation) the additional twenty percent (20%) tax for which Mazanderani would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Mazanderani or his beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Mazanderani incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a "short-term deferral" within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code.  Notwithstanding anything to the contrary in this Agreement, any reference herein to a termination of Mazanderani's employment is intended to constitute a "separation from service" within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed.

18. Compensation Recoupment.

All amounts payable to Mazanderani hereunder shall be subject to recoupment pursuant to any compensation recoupment and forfeiture policy adopted by the Board or any committee thereof or as required by law during the term of Mazanderani's service as Executive Chairman with the Company that is applicable generally to executive officers of the Company.

19. Survival.

The provisions of this Agreement shall survive the termination of Mazanderani's service as Executive Chairman for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

20. Governing Law.

This Agreement shall be governed by the laws of the State of New York and, to the extent applicable, U.S. federal law, and the parties agree to submit to the jurisdiction of the state and federal courts sitting in New York, New York for all disputes hereunder.

21. Counterparts.

This Agreement may be executed in separate counterparts and may be executed by PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

Remainder of Page Intentionally Blank; Signature Page to Follow

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Mazanderani has signed this Agreement, as of the date first above written.

LESAKA TECHNOLOGIES, INC.

By:   /s/ Dan Smith

Name: Dan Smith

Title: Group CFO

  /s/ Ali Mazanderani

Ali Mazanderani

Exhibit A

Restrictive Covenants Agreement

Execution Version

LESAKA TECHNOLOGIES, INC.

RESTRICTIVE COVENANTS AGREEMENT

Your Information:

Name: Ali Mazanderani

Address:  XXX

Start Date: February 1, 2024

Company: Lesaka Technologies, Inc., and any of its subsidiaries or affiliates, together with any of its and their respective successors or assigns (collectively, "us," "we," "our," or "the Company")

Address: Lesaka Technologies, Inc.

President Place, 6th Floor, Cnr. Jan Smuts Avenue and Bolton Road

Rosebank, Johannesburg 2196, South Africa

In consideration of your employment or service with us and the compensation we have agreed to pay you, the receipt and sufficiency of which you acknowledge, you agree to this Restrictive Covenants Agreement (this "Agreement"), as follows:

1. This Agreement sometimes refers to your "Employment or Service." You understand that your "Employment or Service" means the entire period during which you are engaged by us as a consultant or employed by us as an employee, or otherwise providing services to us, including all times during which you have provided services to the Company prior to the Start Date and all times during and after work hours, whether you are actively employed or on any kind of leave of absence and whether you are engaged or employed full-time or part-time. In addition, it is understood that Employment or Service includes all periods commencing from the Start Date noted above, as well as any work performed for us prior to the Start Date.

2. Confidential Information. You agree to hold in the strictest confidence, not to use (except for the benefit of the Company) and not to disclose to any person or entity (directly or indirectly) any Confidential Information (as defined below) that you obtain or create during your Employment or Service, unless the Company grants you written authorization to do otherwise.

You understand that "Confidential Information" means all business, technical and other proprietary information in our custody or under our control, as well as any Company information not generally known by actual or potential competitors of the Company or by the public generally. Such information is Confidential Information no matter how you learned of it -- whether disclosed to you, directly or indirectly, in writing, orally, by drawings or inspection of documents or other tangible property or in any other manner or form, tangible or intangible. You understand specifically that Confidential Information includes, but is not limited to, the following types of information:

  information belonging to others who have entrusted such information to us, as further described in Section below;
  information that would not have been known to our competitors or the public generally if you had not breached your obligations of confidentiality under this Agreement;
  information concerning research, inventions, discoveries, developments, techniques, processes, formulae, technology, designs, drawings, engineering, specifications, algorithms, finances, sales or profit figures, financial plans, customer lists, customers, prospective customers, potential investors, business plans, contracts, markets, investing plans, product plans, marketing, distribution or sales methods or systems, products, services, production plans, system implementation plans, business concepts, supplier or vendor information, business procedures or business operations related thereto;

  all computer software (in source, object, executable or other code forms and including all programs, modules, routines, interfaces and controls), data, databases, Internet designs and strategies, files and any documentation protocols and/or specifications related to the foregoing;
  all know-how and/or trade secrets;
  all unpublished copyrightable material;
  any use, model, variation, application, reduction to practice, discussion and any other communication or information in, regarding or relating to, or usable in or with any of the goods or services made, used or sold by us; and
  all reproductions and copies of such things.

3. Third Party Information Held by You. You recognize that you may have access to confidential information of former employers or other persons or entities with whom you have an agreement or duty to keep such information confidential. You will not use any such information in your Employment or Service, you will not disclose any such information to us or any of our directors, officers, agents or other employees, or induce any of them to use any such information, and you will not bring onto the premises of the Company any such information in any form, unless such person or entity has granted you written authorization to do so.

4. Third Party Information Held by the Company. You recognize that we have received, and in the future shall receive, from other persons or entities information that is confidential to such person or entity; and, therefore, such persons or entities require us to maintain the confidentiality of such information and to use it only for certain limited purposes. Consistent with the Company's agreement with such persons or entities, you agree to hold in the strictest confidence, not to use (except as necessary to carry out your duties for the Company) and not to disclose to any person or entity (directly or indirectly) any such information, unless we grant you written authorization to do otherwise. All such information shall also constitute and shall be treated as Confidential Information.

5. Company Property; Return. You will not remove (either physically or electronically) any property belonging to us or in our custody ("Company Property") from our premises, except as required in the ordinary course of your Employment or Service, unless we grant you written authorization to do so. Company Property includes all Confidential Information as well as Company related information that is not confidential, and tangible property and hard goods. Promptly upon the termination of your Employment or Service, and earlier if we so request at any time, you shall deliver to us (and shall not keep copies in your possession or deliver to anyone else) all of the Company Property, which may include, without limitation, all of the following items:

  documents and other materials containing or comprising Confidential Information, including in particular, but not limited to, all software, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches and laboratory notebooks, whether hard copies or soft copies (electronic or digital); and
  tangible property and equipment belonging to us (whether or not containing or comprising Confidential Information), including in particular, but not limited to, laptop computers, devices, solutions, samples, models, marketing materials, brochures, purchase order forms and letterhead, and all reproductions and copies of such things.

6. Nondisparagement. You agree that you will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its respective businesses, or any of its members, directors, employees and officers, except as may be required by law. This restriction does not bar you from participating or cooperating with any government agency; from making statements in connection with any lawsuit or other dispute resolution process; or otherwise making such statements when application of this restriction would be unlawful.

7. Duration; Nature. This Agreement is binding during your Employment or Service and shall survive any termination of your Employment or Service. This Agreement does not bind the Company or you to any specific period of employment or service, and shall not be construed in any manner as an employment or consulting agreement or to make your Employment or Service other than terminable at will at any time by us in our sole discretion.

8. No Conflicts. You are not a party to any existing agreement or employment that would prevent you from entering into and performing this Agreement in accordance with its terms, including, without limitation, an obligation to assign your Inventions or Intellectual Property Rights to a third party or any agreement subjecting you to a non-compete, except as identified in Attachment A hereto; and you will not enter into any other agreement that is in conflict with your obligations under this Agreement.

9. Disclosure of Obligations. You consent to the Company's notification to any third party of the existence of this Agreement.

10. Compliance. You acknowledge that the activities of the Company are subject to compliance with applicable laws and regulations (collectively, "Laws"), including without limitation Laws that may control the collection, storage, processing and distribution of personal information. You agree to comply with all applicable Laws and to notify your immediate supervisor or superior of any reason to believe that you, the Company, or any other person has violated any Law that may affect the Company or your performance or your obligations under this Agreement.

11. Equitable Relief. You agree that the provisions of this Agreement are reasonably necessary to protect our legitimate business interests. You agree that it would be impossible or inadequate to measure and calculate our damages from any breach of the covenants set forth in this Agreement, and that a breach of such covenants could cause serious and irreparable injury to us. Accordingly, we shall have available, in addition to any other right or remedy available to us, the right to seek an injunction from a court of competent jurisdiction restraining such a breach (or threatened breach) and specific performance of this Agreement. You further agree that no bond or other security shall be required in obtaining such equitable relief and you hereby consent to the issuance of such injunction and to the ordering of specific performance.

12. No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to you in respect of any Confidential Information, Company Property, Invention, Work, Intellectual Property Right or other data, tangible property or intellectual property of the Company.

13. Amendment and Assignment. No modification to any provision of this Agreement will be binding unless it is in writing and signed by both you and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the Company. You recognize and agree that your obligations under this Agreement are of a personal nature and are not assignable or delegable in whole or in part by you. The Company may assign this Agreement to any affiliate or to any successor-in-interest (whether by sale of assets, sale of stock, merger or other business combination). All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of you and the Company.

14. Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; or (c) when sent by email, in each case to any Party at the mailing address, facsimile number or email address set forth below, or, with respect to any Party set forth below, at such other address, facsimile number or email address specified in writing by such Party to the other Parties in accordance with this Section 7:

If to the Company: Lesaka Technologies, Inc.

President Place, 6th Floor

Cnr. Jan Smuts Avenue and Bolton Road

Rosebank, Johannesburg, South Africa

Facsimile: +27118807080

Attn: Naeem Kola

Email: Naeem.kola@lesakatech.com

If to Executive: Ali Mazanderani

XXX

XXX

15. Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with laws of the State of New York and, to the extent applicable, U.S. federal law, and the parties agree to submit to the jurisdiction of the state and federal courts sitting in New York, New York for all disputes hereunder.

16. Severability. If any provision of this Agreement or its application is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability (a) shall not affect any other provision or application of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction and (b) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. For the avoidance of doubt, if this Agreement is or becomes subject to any state or federal law affecting the Company's rights with respect to any of your obligations under this Agreement, this Agreement shall be deemed amended to the extent necessary to comply with such law.

Signature Page Follows

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION, AND HEREBY ACKNOWLEDGE RECEIPT OF A COPY OF SUCH AGREEMENT. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY AND INTENDING TO BE LEGALLY BOUND.

Dated:
Ali Mazanderani

Agreed and Acknowledged

LESAKA TECHNOLOGIES, INC.

By:

Name: Naeem Kola

Title: Group Chief Financial Officer

ATTACHMENT A

A. Inventions made by me prior to my Employment or Service with the Company that I desire to be excepted from the Agreement to which this Attachment A is attached (if none, write "NONE"):

[NONE]

B.  Prior agreements to which I am a party that may interfere with full compliance with the Agreement to which this Attachment A is attached (if none, write "NONE"):

[NONE]

Dated:
Ali Mazanderani